Exhibit 99.1

December 28, 2015

Mr. E. Alan Patton

Chairman of the Board

Monogram Residential Trust, Inc.

5800 Granite Parkway, Suite 1000

Plano, Texas 75024

RE:         Resignation from Board

Dear Alan:

This letter is to inform you and the Board of Directors (the “Board”) of Monogram Residential Trust, Inc. (the “Company”) that I am resigning as a member of the Board and any associated committees on which I serve, effective immediately. It has been my pleasure to serve on the Board for the past 19 months; however, I feel I have no choice but to step down as a result of the fact that the recently announced litigation between Behringer Harvard and the Company over legacy issues that pre-date my involvement with the Company has directly impacted my ability to effectively serve as a director, due to my designation as a Behringer board appointee.

I have enjoyed my participation with you and my other fellow Board members in helping guide the Company through its initial listing on the NYSE and positioning it as a respected best in class multifamily REIT. I look forward to following the Company’s progress as it continues to grow and prosper well into the future, and note that my resignation is not due to any disagreement with any other member of the Board, the Company or its management.

I wish the Board and the management team great success in guiding the Company forward.

Respectfully,

/s/ Murray J. McCabe
Murray J. McCabe